Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

QUANTA, INC.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	632 S Glenwood Place Burbank, CA 91506 (Address, including zip code, of Principal Executive Offices)	81-2749032 (I.R.S. Employer Identification Number)

Quanta, Inc.

Equity Incentive Plan

(Full title of the plan)

Nevada Agency and Transfer Company

50 WEST LIBERTY STREET SUITE 880

Reno, NV 89501

Telephone: (775) 322-0626

(Name and address of agent for service)

Copies to:

Jeff Turner

JDT Legal, PLLC

897 Baxter Drive

South Jordan, UT 84095

(801) 810-4465

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, $0.001 par value	35,654,780 shares	$0.0088	$313,762.06	$29.09

(1)	This registration statement (this “Registration Statement”) is being filed for purposes of registering 35,654,780 shares of common stock of Quanta, Inc. (the “Registrant”), issuable pursuant to our Equity Incentive Plan, as the same may be amended or restated (the “Equity Incentive Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of shares that may be offered or issued as a result of stock splits, stock dividends, or similar transactions.
(2)	Estimated in accordance with Rule 457(c) solely for purposes of calculating the registration fee. The maximum price per Security and the maximum aggregate offering price are based on the average of the $0.0097 (high) and $0.0079 (low) sale price of the Registrant’s as reported on the OTC Markets on January 13, 2022, which date is within five business days prior to filing this Registration Statement.

This Registration Statement shall become effective upon filing in accordance with Rule 462(a) under the Securities Act.

INTRODUCTION

Pursuant to General Instruction E of Form S-8, the Registrant is filing this Registration Statement with respect to the issuance of 35,654,780 shares of its common stock, $0.001 par value per share (the “Common Stock”), under the Registrant’s Equity Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in Part I of Form S-8 will be sent or given to the individuals who participate in the Equity Incentive Plan in accordance with Rule 428(b)(1) of the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 of the Securities Act, but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in the Section 10(a) prospectus), other documents required to be delivered to eligible employees pursuant to Rule 428(b) or additional information about the Registrant’s Equity Incentive Plan are available without charge by contacting: Secretary, Quanta, Inc., 632 S Glenwood Place, Burbank, CA 91506 or by calling (818) 659-8052.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents which have been filed (other than filings or portions of filings that are furnished under applicable SEC rules rather than filed) by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Commission on April 15, 2021;

(b) All current and periodic reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since March 27, 2017; and

(c) The description of the Registrant’s Common Stock contained in the Registrant’s registration statement on Form S-1 filed with the Commission on March 27, 2017, including any amendments thereto or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed (other than filings or portions of filings that are furnished under applicable Commission rules rather than filed) by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and made a part hereof from their respective dates of filing (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances will any information filed under current Item 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

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Item 6. Indemnification of Directors and Officers.

Nevada Statutes

Except as otherwise provided in the Nevada Revised Statutes (NRS), a corporation may indemnify an individual made a party to a proceeding because the individual is or was a director of the corporation against liability incurred in the proceeding if:

●	His conduct was in good faith.

●	He reasonably believed that his conduct was in, or not opposed to, the corporation’s best interests.

●	In the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

However, a corporation may not indemnify a director in connection with either:

●	A proceeding by or in the right of the corporation in which the director was determined to be liable to the corporation.

●	Any other proceeding charging that the director derived an improper personal benefit (whether or not the proceeding involved action in the director’s official capacity), in which proceeding the director was determined to be liable on the basis that the director derived an improper personal benefit.

A corporation may pay for or reimburse reasonable expenses incurred by a director who is a party to a proceeding in advance of a final disposition if:

●	The director furnishes the corporation a written affirmation of his good faith belief that he has met the applicable standard of conduct described in Sections 78.138 and 78.7502 of the NRS.

●	The director furnishes to the corporation a written undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that he did not meet the standard of conduct.

●	A determination is made that the facts then known to those making the determination would not preclude indemnification.

A corporation must indemnify a director who was successful in the defense of any proceeding or claim to which the director was a party because of the director’s status as a director of the corporation against reasonable expenses incurred in defending the proceeding or claim for which the director was successful.

Unless a corporation’s articles of incorporation provide otherwise:

●	An officer of a corporation is entitled to mandatory indemnification to the same extent as a director of the corporation.

●	A corporation may indemnify and advance expenses to an officer, employee, fiduciary, or agent of the corporation to the same extent as to a director.

●	A corporation may indemnify and advance expenses to an officer, employee, fiduciary, or agent who is not a director to a greater extent than to a director. However, this must be consistent with public policy and provided for in the corporation’s articles of incorporation, bylaws, action of its board of directors, or contract.

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Company Articles and By Laws.

Under our Bylaws, every person who was or is a party to, or is threatened to be made a party to, or is involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust, or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability, and loss (including attorneys’ fees judgments, fines, and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be a contract right, which may be enforced in any manner desired by such person. The expenses of officers and directors incurred in defending a civil or criminal action, suit, or proceeding must be paid by the Registrant as they are incurred and in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by us. Such right of indemnification shall not be exclusive of any other right which such directors, officers, or representatives may have or hereafter acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of shareholders, provision of law, or otherwise.

Without limiting the application of the foregoing, our board of directors may adopt bylaws from time to time with respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, and may cause the Registrant to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust, or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the Registrant would have the power to indemnify such person. The indemnification provided shall continue as to a person who has ceased to be a director, officer, employee, or agent, and shall inure to the benefit of the heirs, executors and administrators of such person.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

We have not entered into any agreements with our directors and executive officers that require us to indemnify these persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that the person is or was a director or officer of the Registrant or any of our affiliated enterprises. We have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act, or otherwise.

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Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description

4.1	Agreement and Plan of Merger and Reorganization, dated June 6, 2018, among Freight Solution, Inc., Bioanomaly, Inc. and Quanta Acquisition Corp. (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K/A filed with the Commission on June 18, 2018).

4.2	Articles of Incorporation of Quanta, Inc. (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-1 filed with the Commission on March 27, 2017).

4.3	Certificate of Amendment to Articles of Incorporation (Incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed with the Commission on February 5, 2019).

4.4	Bylaws of Quanta, Inc. (Incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-1 filed with the Commission on March 27, 2017).

5.1	Opinion of JDT Legal, PLLC.

23.1	Consent of Weinberg & Company, P.A.

23.2	Consent of JDT Legal, PLLC (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page to this Registration Statement on Form S-8).

99.1	Quanta, Inc. 2019 Omnibus Stock Incentive Plan (incorporated by reference to Exhibit 10.1 of Registrant’s Current Report on Form 8-K (File No. 000-56025) filed with the Commission on June 27, 2019).

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Item 9. Undertakings.

(a) Subsequent Disclosure

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Incorporation by Reference

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Commission Position on Indemnification

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burbank, State of California, on January 14, 2022.

QUANTA, INC.

By:	/s/ Arthur Mikaelian
Arthur Mikaelian
Chief Executive Officer
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Arthur Mikaelian	Director, Chairman of the Board, CEO, CFO (Principal Executive	January 14, 2022
Arthur Mikaelian	Officer, Principal Accounting Officer)

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